Exhibit 99.01

Investor Contact:

Market Street Partners

(415) 445-3238

ir@merunetworks.com

Meru Networks Appoints Brian McDonald New CFO

SUNNYVALE, Calif., June 10, 2013 – Meru Networks, Inc., (NASDAQ:MERU), a leader in virtualized 802.11n Wi-Fi networks, today announced that its board of directors has appointed Brian R. McDonald, as Chief Financial Officer, effective June 11, 2013. Mr. McDonald has served as CFO in a number of rapidly growing Silicon Valley technology companies, including both publicly traded and private companies, such as eASIC, Inc., Advanced Analogic Technologies, Monolithic Power Systems and Elantec Semiconductor, Inc. He holds a B.S. in business administration from the University of Santa Clara. Mr. McDonald succeeds Brett White, who has resigned his position as CFO, effective on that date, and who will remain with the Company through July 1, 2013 to effect a smooth transition.

“Brian has more than 30 years of financial and business experience with both private and public technology companies in Silicon Valley, and has demonstrated his ability to support the financial and operational requirements of rapidly growing companies. In addition to his impressive operational background, Brian brings to Meru a unique combination of financial expertise and strong interpersonal skills”, said Bami Bastani, President and CEO. “I was fortunate to have previously worked with Brian and am delighted to now have his assistance in guiding Meru through its continued transformation. I also want to express my gratitude to Brett for his outstanding service to the Company over the past five and a half years. Brett was instrumental in leading Meru through its evolution from privately held to successful NASDAQ listed company. We wish him and his family well with their upcoming relocation to pursue an opportunity with a private, venture-backed technology company.”

Mr. McDonald commented, “I am extremely pleased to be joining Meru at this pivotal time and am excited about our prospects for growth with our leading edge solutions. I look forward to working with the Meru executive team, board of directors and employees to continue to grow the company, and to provide increased value for its stockholders and customers.”

About Meru Networks

Meru Networks (NASDAQ: MERU) is a market leader in the development of mobile access and virtualized Wi-Fi solutions. Meru’s MobileFLEX wireless architecture addresses the ever-growing need for higher bandwidth and higher client densities. The Meru Identity Manager solution greatly simplifies secure device onboarding and the company’s unique Context-aware Application Layers (CALs) enable dedicated channel assignments for specific applications, devices and usage scenarios. Meru customers include Fortune 500 businesses as well as leaders in education, healthcare and hospitality. Founded in 2002, Meru is headquartered in Sunnyvale, Calif., with operations in North America, Europe, the Middle East, Asia Pacific and Japan. Visit www.merunetworks.com or call (408) 215-5300 for more information.

Cautionary Statement Regarding Forward Looking Statements

This press release contains “forward-looking statements” about the Company. These statements are based upon assumptions that, should they not fully materialize or should they prove incorrect, could cause the Company’s results to differ materially from those expressed or implied by such statements. All statements other than statements of historic facts included in this press release are forward looking statements, and are based on information available to the Company on the date hereof. The Company assumes no obligation to update or revise any statement in light of new information, new developments or otherwise, except as required by applicable law. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” section of the Company’s SEC filings, including in its annual report on Form 10-K and quarterly reports on Form 10-Q.

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